Exhibit 1.3

Merger Plan

29 September 2020

for the merger of

Altia Plc and Arcus ASA

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” ON PAGE 18.

Contents

1. Companies Involved in the Merger	3
2. Reasons for the Merger	4
3. Proposal to the General Meetings of the Merging Company and the Recipient Company	4
4. Amendments to the Recipient Company’s Articles of Association	5
5. Board of Directors and Remuneration	5
6. Exchange Ratio	6
7. Merger Consideration	6
8. Distribution of the Merger Consideration	8
9. Option rights and other special rights entitling to shares	8
10. Share capital of the Combined Company	8
11. Description of assets, liabilities and shareholders’ equity of the Merging Company and of the circumstances relevant to their valuation, of the effect of the Merger on the balance sheet of the recipient Company and of the accounting TREATMENT TO BE APPLIED IN THE MERGER	8
12. Employees’ participation in the merger process and likely repercussions of the Merger on employment	9
13. matters outside ordinary business operations	10
14. Capital loans	11
15. Shareholdings between the Merging Company and the Recipient Company	11
16. Business mortgages	11
17. Special benefits or rights in connection with the Merger	11
18. Registration of the execution of the Merger and conditions for such registration	11
19. Merger date for accounting purposes	12
20. Financial statements which have formed the basis for the determination of the terms of the Merger	12
21. Listing of the new shares of the Recipient Company and delisting of the shares of the Merging Company	12
22. Conditions for executing the Merger	13
23. Auxiliary Trade Names	14
24. Merger Report	14
25. Language versions	14
26. Other issues	14

Merger Plan

The Boards of Directors of Arcus ASA ("Arcus") and Altia Plc ("Altia") propose to the Extraordinary General Meetings of the respective companies that the Extraordinary General Meetings resolve on a merger of Arcus into Altia where all assets, rights and liabilities of Arcus shall be transferred through a statutory cross-border absorption merger without a liquidation procedure to Altia, as set forth in this merger plan (the "Merger Plan") (the "Merger").

As merger consideration, the shareholders of Arcus shall receive new shares of Altia, in proportion to their existing shareholdings with aggregated fractional entitlements to new shares being sold in public trading on Nasdaq Helsinki Ltd (the "Helsinki Stock Exchange") or Oslo Børs for the benefit of the shareholders entitled to such fractions. Arcus shall automatically dissolve as a result of the Merger. However, the Board of Directors of the Recipient Company may at its sole discretion decide to maintain a branch office of the Combined Company in Norway following the dissolution of Arcus.

The Merger shall be carried out in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the "Finnish Companies Act"), Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45 (the "Norwegian Public Companies Act"), Section 52 a of the Finnish Business Tax Act (360/1968, as amended), and Chapter 11 of the Norwegian Income Tax Act.

1.	Companies Involved in the Merger

1.1	Merging Company

Corporate name:	Arcus ASA ("Arcus" or the "Merging Company")
Business ID:	987 470 569
Corporate form:	Norwegian Public Limited Liability Company (nw. allmennaksjeselskap)
Address:	Destilleriveien 11, 1481 Hagan, Norway
Domicile:	Nittedal, Norway
Register authority and its address:	The Norwegian Register of Business Enterprises, Havnegata 48, Brønnøysund, Norway (the "Norwegian Business Register")

The Merging Company is a public limited liability company, the shares of which are publicly traded on the official list of Oslo Børs.

1.2	Recipient Company

Corporate name:	Altia Plc ("Altia" or the "Recipient Company")
Business ID:	1505555-7
Corporate form:	Finnish Public Limited Liability Company (fi. julkinen osakeyhtiö)
Address:	Kaapeliaukio 1, 00180 Helsinki, Finland
Domicile:	Helsinki, Finland
Register authority and its address:	Finnish Patent and Registration Office, Sörnäisten rantatie 13 C, FI-00530 Helsinki, Finland (the "Finnish Trade Register")

The Recipient Company is a public limited liability company, the shares of which are publicly traded on the official list of the Helsinki Stock Exchange.

The Merging Company and the Recipient Company are hereinafter individually also referred to as a "Party" and jointly referred to as the “Parties” or the “Companies Involved in the Merger” and the Recipient Company after the Merger is hereinafter referred to as the "Combined Company".

1.3	Combined Company

The corporate details of the Combined Company will be as set out above for the Recipient Company, except for the corporate name which shall change to Anora Group Plc. The Combined Company shall have its domicile in Helsinki, Finland, and headquarter functions in Helsinki.

The Combined Company will continue to be listed on the official list of Nasdaq Helsinki. The Parties will seek to ensure that the shares in the Combined Company or depository receipts or interests representing the shares in the Combined Company, as the case may be, will be subject to a secondary listing on the Oslo Børs, in connection with the completion of the Merger or as soon as possible thereafter, for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs, after which the shares in the Combined Company (or depository receipts or interests representing the shares in the Combined Company, as the case may be) shall be delisted from the Oslo Børs. The Board of Directors of the Combined Company is instructed to implement the delisting by separate application to the Oslo Børs.

The Combined Company's CEO will be Pekka Tennilä, the current CEO of Altia.

2.	Reasons for the Merger

The Companies Involved in the Merger have on 29 September 2020 entered into an agreement concerning the combination of the business operations of the Companies Involved in the Merger through a statutory cross-border absorption merger of the Merging Company into the Recipient Company in accordance with the Finnish Companies Act, the Norwegian Public Companies Act and this Merger Plan (the "Combination Agreement").

The Merger will form a wine and spirits brand house with leading presence across the Nordics with a relevant market presence also in the Baltics. The Combined Company will have a unique portfolio of iconic local, regional and global wine and spirits brands. This, combined with deep consumer insights and strong innovation capabilities will enable the Combined Company to achieve growth and meet changing consumer needs even better. The Combined Company will offer a one-stop shop for customers both in on- and off-trade. Further, its wide distribution presence in the complex Nordic markets and enhanced sales excellence, will make the Combined Company an even more attractive partner.

The transaction will allow the Combined Company to strive for growth and more powerful product launches both in and outside the Nordics. The Combined Company’s attractive brand portfolio has significant export potential. With a strong combined cash flow, the Combined Company will be a competitive Northern European player able to seek further growth also through targeted M&A.

The Merger provides a step-change in scale with expected efficiencies throughout the value chain. It will allow the Combined Company to improve its cost position and seek for additional efficiency gains long term. The transaction will also form more competitive Industrial and Logistics business units through increased internal volumes. The combination targets EBITDA net synergies of around EUR 8-10 million annually, to be achieved through cost synergies in sourcing, manufacturing, logistics and SG&A as well as revenue synergies from home markets and beyond. The companies expect that most of the synergies will be achieved within approximately two years from completion of the Merger. The combination is also expected to create long-term positive effects that will continue to materialise even after this period.

Reference is made to the public announcement of the Merger for further information about its rationale and details.

3.	Proposal to the General Meetings of the Merging Company and the Recipient Company

The Boards of Directors of the Merging Company and the Recipient Company propose to the Extraordinary General Meetings of the respective companies that the Merger according to this Merger Plan is adopted.

The Extraordinary General Meetings of the Merging Company and the Recipient Company resolving on the Merger are expected to be held in November 2020 on the same date.

4.	Amendments to the Recipient Company’s Articles of Association

The current Articles of Association of the Merging Company and the Recipient Company are attached to this Merger Plan as Appendix 1A and Appendix 1B, respectively.

As part of the Merger and the resolutions to be made by the Recipient Company's Extraordinary General Meeting in connection therewith, and effective as from completion of the Merger, the Articles of Association of the Combined Company shall be amended to read as set out in Appendix 1C.

5.	Board of Directors and Remuneration

According to the proposed Articles of Association of the Combined Company, the Combined Company shall have a Board of Directors consisting of a minimum of three (3) and a maximum of eight (8) members. The number of members of the Board of Directors of the Combined Company shall be confirmed and the members of the Board of Directors shall be elected by the Extraordinary General Meeting of the Recipient Company resolving on the Merger. Both decisions shall be conditional upon the registration of the execution of the Merger with the Finnish Trade Register. The term of such members of the Board of Directors shall commence on the date of registration of the execution of the Merger with the Finnish Trade Register (the "Effective Date") and shall expire at the end of the Annual General Meeting of the Combined Company in 2022. As part of its approval of the Merger, the Board of Directors of the Recipient Company proposes to the Extraordinary General Meeting of Shareholders a temporary amendment to the Articles of Association to enable the term of such members of the Board of Directors of the Combined Company to expire at the end of the Annual General Meeting of the Combined Company in 2022.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Merging Company, proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that the Board of Directors of the Combined Company shall consist of eight (8) members elected by the shareholders and that: Michael Holm Johansen, current member of the board of Arcus, be conditionally elected as the Chairman of the Board of Directors of the Combined Company, that Sanna Suvanto-Harsaae, current member of the board of Altia, be conditionally elected as the Vice Chairman of the Board of Directors of the Combined Company, that Jyrki Mäki-Kala and Torsten Steenholt, each a current member of the Board of Directors of the Recipient Company, be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Kirsten Ægidius, Ingeborg Flønes and Nils Selte, each a current member of the Board of Directors of the Merging Company, be conditionally elected as new members of the Board of Directors of the Combined Company, and that Sinikka Mustakari be conditionally elected as a new member of the Board of Directors of the Combined Company, all for the term commencing on the Effective Date and expiring at the end of the Annual General Meeting of the Combined Company in 2022.

In addition, the Merging Company and the Recipient Company will comply with the rules for arranging employee participation in connection with a statutory cross-border merger as described in Clause 12, which may include arrangements to have employee representatives on the Board of Directors of the Combined Company.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Merging Company, proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that the remuneration payable to the members conditionally elected as members of the Board of Directors of the Combined Company would be in line with the resolutions of the Annual General Meeting of Altia held on 4 June 2020. The annual remuneration of the members conditionally elected to the Board of Directors of the Combined Company shall be paid in proportion to the length of their term in office. The remuneration of the members of the Board of Directors potentially nominated by the employees as employee representatives shall be determined by the Board of Directors separately but will not in any event exceed the remuneration of the other members of the

Board of Directors. The term of the members of the Board of Directors of the Recipient Company not conditionally elected to continue to serve on the Board of Directors of the Combined Company for the term commencing on the Effective Date shall end on the Effective Date.

The term of the members of the Board of Directors of the Merging Company shall end on the Effective Date.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Merging Company, may amend the above-mentioned proposal concerning the election of members of the Board of Directors of the Combined Company, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of the Recipient Company resolving on the Merger.

The Board of Directors of the Recipient Company, after consultation with the Shareholders’ Nomination Board of the Recipient Company and the Nomination Committee of the Merging Company, may as necessary convene a General Meeting of Shareholders after the Extraordinary General Meeting of the Recipient Company resolving on the Merger to resolve to supplement or amend the composition of the Board of Directors of the Combined Company or their remuneration prior to the Effective Date, in case a conditionally elected member of the Board of Directors of the Combined Company dies, resigns or for any other reason has to be replaced by another person or their remuneration be amended for some other reason.

As part of its approval of the Merger, the Shareholders' Nomination Board of the Recipient Company proposes to the Extraordinary General Meeting of Shareholders a temporary deviation from the Charter of the Recipient Company's Shareholders' Nomination Board to the effect that, should the Effective Date be later than 1 June 2021, the members of the Shareholders' Nomination Board of the Combined Company will be determined based on the three (3) largest shareholders in the Combined Company on the tenth business day following the Effective Date.

6.	Exchange Ratio

The Merger is based on an exchange ratio reflecting a relative value of Altia and Arcus of 53.5 : 46.5 (the "Exchange Ratio"), in addition to which an extra dividend in the maximum total amount of EUR 0.40 per share in Altia (corresponding to approximately EUR 14,456,194 million) will be paid to Altia's shareholders before the Merger is completed (the extra dividend is in addition to the dividend of EUR 0.21 per share authorized by the Annual General Meeting of Altia held on 4 June 2020 (corresponding to approximately EUR 7,589,501.85 million) and payable before the end of 2020).

The Exchange Ratio has been determined based on the assessed relative valuations of the Merging Company and the Recipient Company, applying generally used valuation methods, including market-based valuations and profitability contributions of the Companies Involved in the Merger.

Based on their respective relative value determinations, supported by fairness opinions obtained by the Boards of Directors of the Merging Company and the Recipient Company from their respective financial advisors, each of the Boards of Directors of the Merging Company and the Recipient Company, respectively, have concluded that the valuations and the Exchange Ratio are fair and that the Merger and the Merger Consideration are in the best interest of the Merging Company and the Recipient Company, respectively, and in the best interest of their respective shareholders.

7.	Merger Consideration

7.1	Merger Consideration

The shareholders of the Merging Company shall receive as merger consideration 0.4618 new shares of the Combined Company (the "Consideration Shares") for each share owned in the Merging Company per each individual book-entry account (the "Merger Consideration"). The Consideration Shares shall be issued to the shareholders of the Merging Company in proportion to their shareholding in the Merging Company at a record date to be set in connection with completion of the Merger.

No Consideration Shares will be issued with respect to shares in the Merging Company held by the Merging Company itself or by the Recipient Company.

On the date of this Merger Plan, the number of issued and outstanding shares in the Merging Company is 68,023,255, which includes 6,948 treasury shares. Based on the situation on the date of this Merger Plan and the agreed Exchange Ratio, the total number of shares in the Recipient Company to be issued as Merger Consideration would therefore be 31,409,930 shares.

There is only one share class in the Recipient Company, and the shares of the Recipient Company do not have a nominal value.

In case the number of shares received by a shareholder of the Merging Company (per each individual book-entry account as Merger Consideration is a fractional number, the fractions shall be rounded down to the nearest whole share for the purpose of determining the number of Consideration Shares to be received by the relevant shareholder. Fractional entitlements to new shares of the Combined Company shall be aggregated and sold in public trading on the Helsinki Stock Exchange or the Oslo Børs and the proceeds shall be distributed to shareholders of the Merging Company entitled to receive such fractional entitlements in proportion to their holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by the Recipient Company.

With the exception of proceeds from the sale of possible fractional entitlements, no other cash consideration will be paid in connection with the Merger.

7.2	Allocation of the Merger Consideration

The allocation of the Merger Consideration will be based on the shareholding in the Merging Company at a record date to be set in connection with completion of the Merger.

The final total number of shares in the Combined Company to be issued as Merger Consideration shall be determined on the basis of the number of shares in the Merging Company held by shareholders of the Merging Company, other than shares held by the Merging Company itself or the Recipient Company, at a record date to be set in connection with completion of the Merger. Such total number of shares to be issued as Merger Consideration shall be rounded down to the nearest full share.

The final number of shares to be issued as Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in the Merging Company or held by the Merging Company as treasury shares, e.g., the Merging Company transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the Effective Date.

7.3	Other consideration

Apart from the Merger Consideration and proceeds from the sale of fractional entitlements, all as set forth in this Clause 7 above, no other consideration shall be distributed to the shareholders of the Merging Company.

7.4	Share options and other rights entitling to shares in the Merging Company

The Merging Company has issued certain share options to its senior executives (stock options 2018, stock options 2019 and stock options 2020) (the "Option Program"). At the date of this Merger Plan, 1,062,091 stock options 2018, 2,033,802 stock options 2019 and 2,508,879 stock options 2020 remain outstanding and would become vested in April 2021, April 2022 and April 2023, respectively. The stock options have KPI based vesting criteria that have to be fully or partially met in order to be exercisable. The Arcus Board has due to the Merger resolved to terminate the Option Program with effect from completion of the Merger and agreed with the option holders that the option holders shall be compensated with a cash payment following completion of the Merger. Based on the adjustment mechanism applicable to mergers where Arcus is not the surviving entity, the number of outstanding stock options have been reduced so that the number of outstanding stock options at the date of this Merger Plan are no (0) 2018 stock options, 476,437 2019 stock options and 339,163 2020 stock options (the "Options"). All of the Options will lapse on completion of the Merger and the option holders will, as compensation, receive an amount of NOK 4.49, NOK 8.71 and NOK 11.06, respectively, for each 2018 stock options, 2019 stock options and 2020 stock options. The total amount of compensation to the option holders will be NOK 7,900,921.

8.	Distribution of the Merger Consideration

The Merger Consideration shall be distributed to the shareholders of the Merging Company on the Effective Date or as soon as reasonably possible thereafter.

The Consideration Shares may be delivered in the form of directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland Ltd., depository receipts or depositary interests registered at the Norwegian Central Securities Depository or similar arrangements. The Parties will seek a listing of the Combined Company on the Oslo Børs, and in case of a listing the Combined Company shall facilitate the holding and trading of shares by current shareholders of the Merging Company through VPS registration of depository receipts, depositary interests or similar arrangements as the default option, or, if possible, direct VPS registration of shares in the Combined Company. In the event that the Combined Company's shares, depositary receipts or depositary interests are not listed on the Oslo Børs, the Combined Company shall facilitate and cover the cost of any shareholders of the Merging Company who wish, within (3) months from the Effective Date to switch to holding shares registered in Euroclear Finland Ltd., whether through a nominee structure or other structure generally suitable for the current shareholder base.

The Consideration Shares shall carry full shareholder rights, including rights to dividends, as from the date of their registration with the Finnish Trade Register.

9.	Option rights and other special rights entitling to shares

The shareholders in the Merging Company do not hold any special rights as set out in Section 13-26(2) no. 7 of the Norwegian Public Companies Act or other special rights in the Merging Company. There are no such rights in the Merging Company as set out in Section 11-1, 11-10 and 11-12 (financial instruments) of the Norwegian Public Companies Act or other special rights in the Merging Company, other than certain share options issued to key employees as set out in Clause 7.4 above.

10.	Share capital of the Combined Company

The share capital of the Combined Company shall be increased by EUR 1,019,621.64 in connection with the registration of the execution of the Merger in accordance with the accounting treatment described in Clause 11.

11.	Description of assets, liabilities and shareholders’ equity of the Merging Company and of the circumstances relevant to their valuation, of the effect of the Merger on the balance sheet of the recipient Company and of the accounting TREATMENT TO BE APPLIED IN THE MERGER

In the Merger, all (including known, unknown and conditional) assets, liabilities and responsibilities as well as agreements and commitments and the rights and obligations relating thereto of the Merging Company, and any items that replace or substitute any such item, will transfer to the Recipient Company by operation of law.

The Recipient Company has obtained adequate back-up financing commitments from a recognised lender in connection with the Merger. The Parties shall prior to the execution of the Merger jointly agree upon the steps to be taken with respect to the existing financing arrangements of the Parties, inter alia, with respect to financing arrangements that will transfer to and be continued by the Recipient Company and financing arrangements to be refinanced and/or repaid and cancelled.

The Merger is to be carried out by applying the acquisition method using book values for accounting purposes. The assets and the liabilities in the closing accounts of the Merging Company are recognised at book value in appropriate asset and liability line items in the balance sheet of the Recipient Company in accordance with the Finnish Accounting Act (1336/1997, as amended) and the Finnish Accounting Decree (1339/1997, as amended), except for the items relating to receivables and liabilities between the Recipient Company and the Merging Company; these receivables and liabilities will be extinguished in the Merger.

The equity of the Recipient Company shall be formed in the Merger by applying the acquisition method so that the amount corresponding the book value of the net assets of the Merging Company shall be recorded into reserve for invested unrestricted equity of the Recipient Company with the exception of the increase in share capital as described in Clause 10.

A description of the assets, liabilities and shareholders’ equity of the Merging Company and an illustration of the post-Merger indicative balance sheet of the Recipient Company is attached to this Merger Plan as Appendix 2.

The final effects of the Merger on the balance sheet of the Recipient Company will be determined according to the circumstances and the laws and regulations governing the preparation of the financial statements in Finland (“Finnish Accounting Standards”) at the Effective Date of the Merger.

12.	Employees’ participation in the merger process and likely repercussions of the Merger on employment

The employees of the Merging Company shall be transferred to the Recipient Company in connection with the execution of the Merger by operation of law as so-called old employees. The Recipient Company shall assume the obligations arising from the employment and service relationships of the transferring personnel and the related benefits as in force at the Effective Date.

The employees of the subsidiaries and affiliated companies of the Merging Company are not directly affected by the Merger, as their employment relationships will remain with their current employers and not be transferred to a new employer. The position of the CEO of the Merging Company will terminate at the latest upon completion of the Merger. Otherwise no employment or service contracts concluded with the employees of the Merging Company, the Recipient Company, or their subsidiaries or affiliated companies shall terminate due to the transaction.

Any information or consultation obligations, to the extent they may be required pursuant to the applicable laws, regulations and collective bargaining agreements, including but not limited to the Finnish Act on Co-operation within Undertakings (334/2007) and Chapter 16 of the Norwegian Employment Act no62 of 17 June 2005, which implement the Council directive 2001/23/EC of 12 March 2001, shall be complied with. Each Party shall comply with all the statutory requirements relating to the employee transfer and jointly coordinate with the other Party the actions to be taken in relation thereto.

At the date of signing of this Merger Plan, the Recipient Company does not have any employee representatives in the Board of Directors, whereas the Merging Company has three (3) employee representatives in the Board of Directors based on a group scheme comprising the Merging Company's Norwegian subsidiaries and in accordance with applicable law, agreement and a decision by the previous Norwegian Industrial Democracy Board. The Merging Company and the Recipient Company will comply with the rules for arranging employee participation in connection with a statutory cross-border merger, which may include arrangements to have employee representatives on the Board of Directors of the Combined Company.

Since the Combined Company will be domiciled in Finland, it will be subject to the Finnish regulations on employee participation. The Finnish Act on Personnel Representation in the Company Administration (725/1990) and the Finnish Act on Employee Involvement in European Companies (SE) (758/2004) as referred to therein, which implement the directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005, set out the rules for arranging employee participation in connection with a statutory cross-border merger.

In accordance with the aforementioned acts, unless the Parties make a joint decision of applying the so-called standard rules set forth by Section 9b of the Finnish Act on Personnel Representation in the Company Administration and the relevant Sections of the Finnish Act on Employee Involvement in European Companies (SE), the Parties will enter into negotiations with the special negotiating body of the employees regarding the arrangement of employee participation within the Combined Company.

Employee representation in the boards of directors of the subsidiaries of the Companies Involved in the Merger will remain or be established in accordance with the applicable laws and regulations in each jurisdiction.

To the extent workforce reductions or other measures should be considered in the future, there will be separate discussions and/or employee consultations with the Combined Company's employees and/or their representatives in accordance with the applicable laws, regulations and collective bargaining agreements in each jurisdiction.

13.	matters outside ordinary business operations

From the date of this Merger Plan and until completion of the Merger, each of the Parties shall continue to conduct their operations in the ordinary course of business and in a manner consistent with past practice of the relevant Party, unless the Parties specifically agree otherwise in line with the provisions of the Combination Agreement.

The Board of Directors of the Recipient Company proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that the Board of Directors of the Recipient Company be authorized to resolve on the payment of an extra dividend in the maximum total amount of EUR 0.40 per share, in addition to the authorization by the Annual General Meeting of the Recipient Company held on 4 June 2020 to resolve on a payment of dividend in the maximum total amount of EUR 0.21 per share prior to the end of 2020, to the shareholders of the Recipient Company prior to the Effective Date (in aggregate a maximum total amount of EUR 0.61 per share representing approximately EUR 22,045,695.85, the “Pre-Completion Dividend”).

The Board of Directors of the Merging Company intends to propose to the Extraordinary General Meeting of the Merging Company to carry out a change to the Merging Company's corporate structure before completion of the Merger by creating a new holding company, Arcus Holding AS, for the operations of the Arcus group. This reorganisation will be carried out by way of a demerger of Arcus whereby substantially all of the assets, rights and liabilities of Arcus will be transferred to a new company, Arcus NewCo AS, and a parallel tripartite merger of Arcus NewCo AS into Arcus Holding AS, resulting in substantially all of the current assets, rights and liabilities of Arcus being owned by Arcus Holding AS (the "Reorganisation"). In order to facilitate for the demerger in the Reorganisation, Arcus will propose to increase the nominal value of each of Arcus' shares from NOK 0.02 to NOK 5.00 by way of a bonus issue (the "Bonus Issue"). After completion of the Reorganisation and the Merger, Arcus Holding AS will be a wholly owned subsidiary of the Combined Company serving as a holding company for the former Arcus’ part of the operations of the combined group.

Other than in connection with the Reorganisation and Bonus Issue in the Merging Company, existing option-based incentive plans of the key employees of the Merging Company, the annual share savings programme for employees of the Merging Company, the share-based incentive programme of the Recipient Company, and the distribution of the Pre-Completion Dividend by the Recipient Company to its shareholders, the Merging Company and the Recipient Company shall during the Merger process not resolve on any matters (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to share issues or redemptions, acquisition or disposal of treasury shares, dividend distributions, changes in share capital, or any comparable actions, or take or commit to take any such actions, unless the Parties specifically agree otherwise.

14.	Capital loans

Neither the Merging Company or the Recipient Company has issued any capital loans, as defined in Chapter 12, Section 1 of the Finnish Companies Act.

15.	Shareholdings between the Merging Company and the Recipient Company

On the date of this Merger Plan, the Merging Company or its subsidiaries do not own and the Merging Company agrees not to acquire and to cause its subsidiaries not to acquire any shares in the Recipient Company and the Recipient Company does not own and agrees not to acquire and to cause its subsidiaries not to acquire any shares in the Merging Company, unless the Parties specifically agree otherwise in writing.

On the date of this Merger Plan, the Merging Company holds 6,948 treasury shares. Neither of the Companies Involved in the Merger has a parent company.

16.	Business mortgages

On the date of this Merger Plan, there are no business mortgages as defined in the Finnish Act on Business Mortgages (634/1984, as amended) pertaining to the assets of either the Merging Company or the Recipient Company.

17.	Special benefits or rights in connection with the Merger

Except as set forth below, no special benefits or rights, each within the meaning of the Finnish Companies Act and the Norwegian Public Companies Act, shall be granted in connection with the Merger to any members of the Board of Directors, the CEOs, or the auditors of either the Merging Company or the Recipient Company, or to the auditors issuing expert statements on this Merger Plan to the Merging Company and the Recipient Company.

The CEO of the Recipient Company is entitled to a transaction bonus in the maximum amount of 70% of his annual base salary and a retention bonus in the maximum amount of 70% of his annual base salary.

The CEO of the Merging Company is entitled to a transaction bonus equivalent to 8.5 months of his fixed base salary and an additional transaction bonus equivalent to 6 months of his fixed base salary upon a successful completion of the Merger. The latter amount will be gradually reduced in the event that the CEO should resign prior to completion of the Merger.

The remuneration of the auditors issuing their statement on this Merger Plan is proposed to be paid in accordance with an invoice approved by the Board of Directors of the Recipient Company and the Board of Directors of the Merging Company, respectively.

18.	Registration of the execution of the Merger and conditions for such registration

Subject to the approval of the required resolutions by the respective Extraordinary General Meetings, each Party, including the Boards of Directors of the Companies Involved in the Merger, undertakes to procure that the necessary resolutions are made and actions taken to facilitate the Merger. Specifically, promptly following the signing date of the Merger Plan the Parties shall:

(a)	ensure filing of the Merger Plan with the Norwegian Business Register in accordance with Section 13-25 (2) no. 5, cf. Section 13-13 of the Norwegian Public Companies Act and with the Finnish Trade Register in accordance with Chapter 16 Section 24 of the Finnish Companies Act;

(b)	make the Merger Plan available to the Parties' respective shareholders in accordance with the Finnish Companies Act and the Norwegian Public Companies Act respectively; and

(c)	convene the Extraordinary General Meetings in the Companies Involved in the Merger for respective approvals of the Merger in accordance with the Merger Plan.

Subject to the conditions set out in Clause 22 of this Merger Plan, the Merger will be executed when the Finnish Trade Register has registered the Merger in the Finnish Trade Register pursuant to Chapter 16, Section 25 of the Finnish Companies Act, whereby the legal consequences of the Merger enter into force pursuant to Chapter 16, Section 27, first paragraph of the Finnish Companies Act. The planned Effective Date, meaning the planned date of registration of the execution of the Merger, is 1 April 2021 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than above date.

The Boards of Directors of the Companies Involved in the Merger shall have an obligation to file the notification for the execution of the Merger with the Finnish Trade Register and the Norwegian Business Register without undue delay after all conditions for the Merger set out in Clause 22 of this Merger Plan have been fulfilled or duly waived, with a request to register the Merger.

The Boards of Directors of the Companies Involved in the Merger may jointly resolve not to implement the Merger, both before and after the Extraordinary General Meetings of the Companies Involved in the Merger have resolved upon the Merger.

At the date of registration of completion of the Merger with the Finnish Trade Register all assets, obligations and liabilities of the Merging Company shall be deemed to be transferred to the Combined Company and at the same time the Merging Company shall be dissolved. However, the Board of Directors of the Recipient Company may at its sole discretion decide to maintain a branch office of the Combined Company in Norway following the dissolution of Arcus.

19.	Merger date for accounting purposes

The Merger is expected to be implemented with effect for accounting purposes as from the Effective Date and from the Effective Date the transactions of the Merging Company will be treated for accounting purposes as being those of the Combined Company.

20.	Financial statements which have formed the basis for the determination of the terms of the Merger

The terms of this Merger are based on the financial statements of the Merging Company as of 31 December 2019, the financial statements of the Recipient Company as of 31 December 2019 and the interim reports of both companies as of 30 June 2020, all of which are attached as Appendix 3A.

The financial statements of the Merging Company are prepared in accordance with the Norwegian Accounting Act of 17 July 1998 number 56 (as amended).The financial statements of the Recipient Company are prepared in accordance with the Finnish Accounting Act (1336/1997, as amended).

The consolidated financial statements of the Companies Involved in the Merger are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The consolidated financial statements of the Merging Company and the Recipient Company as of 31 December 2018 and 2017, are attached as Appendix 3B.

21.	Listing of the new shares of the Recipient Company and delisting of the shares of the Merging Company

The Recipient Company shall apply for the listing of the Consideration Shares to be issued by the Recipient Company to public trading on the Helsinki Stock Exchange. The Parties will seek to ensure that the shares in the Combined Company or depository receipts or interests representing the shares in the Combined Company, as the case may be, will be subject to a secondary listing on the Oslo Børs in connection with the completion of the Merger or as soon as possible thereafter, for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs, after which the shares in the Combined Company (or depository receipts or interests representing the shares in the Combined Company, as the case may be) shall be delisted from the Oslo Børs. The Board of Directors of the Combined Company is instructed to implement the delisting by separate application to the Oslo Børs.

For the purposes of the Merger, the listing of the Consideration Shares, and the secondary listing on the Oslo Børs, a merger prospectus will be published by the Recipient Company before the Extraordinary General Meetings of the Recipient Company and the Merging Company, respectively, resolving on the Merger. The listing of and trading in the Consideration Shares shall begin on the Effective Date or as soon as reasonably possible thereafter.

The trading in the shares of the Merging Company on Oslo Børs is expected to end at the end of the last trading day preceding the Effective Date and the shares in the Merging Company are expected to cease to be listed on Oslo Børs as of the Effective Date, at the latest.

22.	Conditions for executing the Merger

Completion of the Merger is for each of the Companies Involved in the Merger conditional only upon the fulfilment or, to the extent permitted by applicable law, waiver of the following conditions:

(a)	approval of the Merger at the Extraordinary General Meetings of the Companies Involved in the Merger;

(b)	approval of the Pre-Completion Dividend to the shareholders of the Recipient Company and such distribution having been executed;

(c)	competition approvals and regulatory approvals having been obtained in accordance with the Combination Agreement;

(d)	the Recipient Company having obtained written confirmations from Helsinki Stock Exchange that listing of the Consideration Shares will take place promptly upon the completion of the Merger;

(e)	the financing required in connection with the Merger being available materially in accordance with the post-Completion financing arrangements as further regulated under the Combination Agreement;

(f)	no event of default under any arrangement in respect of financial indebtedness of either Party having occurred and is continuing or is reasonably likely to occur as a result of the completion, if such event of default would, in the opinion of the Boards of Directors of both Parties acting in good faith, be reasonably expected to have a material adverse effect on the Combined Company;

(g)	no material adverse effect having occurred on or after the date of signing of the Combination Agreement (the "Signing Date") or neither of the Companies Involved in the Merger having, on or after the Signing Date, received information on a material adverse effect having occurred prior to the Signing Date and previously undisclosed to it;

(h)	the Parties having in all material respects complied with their respective covenants and obligations included in the Combination Agreement, including having satisfied all their obligations to fulfil the statutory requirements for the Merger and the completion under the Finnish Companies Act and the Norwegian Public Companies Act; and

(i)	the Combination Agreement remaining in force and not having been terminated.

Each of the Boards of Directors in the Companies Involved in the Merger has the right to, in their sole discretion and without approval from the Extraordinary General Meeting, to the extent permitted by applicable law, to waive any of the conditions for completion set out above on behalf of the Merging Company and the Recipient Company, respectively.

Furthermore, the Combination Agreement may be terminated with immediate effect prior to completion of the Merger only as follows:

(a)	by mutual written consent duly authorised by the Boards of Directors of the Companies Involved in the Merger;

(b)	by either Party if (a) the conditions for completion of the Merger have not been fulfilled by the long stop date as set out in the Combination Agreement or (b) it becomes evident (including, without limitation, due to a material adverse effect incapable of being cured occurring, appearing or being disclosed to the other Party after the Signing Date or due to a Party failing to fulfil any of its undertakings or obligations resulting in the failure of the completion) that the Completion cannot take place by the long stop date regardless of any possible course of action by the Parties, provided, however, that the right in (a) and (b) to terminate is not available to the Party whose failure to fulfil any undertaking or obligation under the Combination Agreement has resulted in the completion not occurring by such date;

(c)	by either Party, if either or both of the respective Extraordinary General Meetings of the Companies Involved in the Merger have not considered the resolutions regarding approval of the Merger within four months of the registration of the Merger Plan with the Finnish Trade Register or if, upon consideration by the Extraordinary General Meetings, they have failed to be duly approved;

(d)	by either Party if any governmental entity (including, but not limited to, any competition authority) shall have given an order or taken any regulatory action that is non-appealable and conclusively prohibits the effecting of the completion; and

(e)	by the non-breaching Party upon a breach by the other Party of any representation and warranty given under the Combination Agreement, provided that such breach has resulted, or could reasonably be expected to result, in a material adverse effect as regulated under the Combination Agreement.

23.	Auxiliary Trade Names

In connection with the execution of the Merger, the auxiliary trade names set out in Appendix 4 are registered for the Combined Company.

24.	Merger Report

The Boards of Directors of the Companies Involved in the Merger shall prepare a merger report in accordance with Section 13-27 of the Norwegian Public Companies Act and Chapter 16, Section 22 of the Finnish Companies Act.

25.	Language versions

This Merger Plan has been prepared and executed in English. The Parties shall prepare Finnish and Norwegian translations. Should any discrepancies exist between the English, Finnish and Norwegian versions, the English version shall prevail.

26.	Other issues

Upon resolving the Merger Plan, the General Meetings grant the Boards of Directors of the Merging Company and the Recipient Company authorisation to jointly complete any minor amendments in the Merger Plan if this does not cause any harm or disadvantage for the companies, their creditors or the shareholders.

This Merger Plan is governed by and construed in accordance with Norwegian and Finnish law, as applicable, without giving effect to any choice or conflict of law provision or rule (whether of Norway, Finland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway or Finland.

Any dispute, controversy or claim between the Parties arising out of or relating to this Merger Plan shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be three (3). Altia shall appoint one (1) arbitrator and Arcus shall appoint one (1) arbitrator. In the event of a failure by any Party to appoint such party-appointed arbitrator, the Arbitration Institute of the Finland Chamber of Commerce will make the appointment upon the request of the other Party. The third arbitrator, who will act as chairman of the arbitral tribunal, will be appointed by the Arbitration Institute of the Finland Chamber of Commerce unless the two party-appointed arbitrators reach an agreement on the arbitrator to be appointed as chairman within fourteen (14) days of the appointment of the latter party-appointed arbitrator. The seat of arbitration shall be Helsinki, Finland. The language of the arbitration shall be English.

This Merger Plan has been made in two (2) identical counterparts, one (1) for the Merging Company and one (1) for the Recipient Company.

[Signature pages follow]

In Helsinki, on 29 September 2020

ALTIA PLC Authorized by the Board of Directors of Altia Plc

SANNA SUVANTO-HARSAAE
By:
Name: Sanna Suvanto-Harsaae Title: Chairman of the Board of Directors

On 29 September 2020

ARCUS ASA

MICHAEL HOLM JOHANSEN	LEENA MARIA SAARINEN

Michael Holm Johansen Chairman	Leena Maria Saarinen Board member

ANN-BETH NINA JOHANNESEN FREUCHEN	NILS KLOUMANN SELTE

Ann-Beth Nina Johannesen Freuchen Board member	Nils Kloumann Selte Board member

CARL ERIK HAGEN	INGEBORG FLØNES

Carl Erik Hagen Board member	Ingeborg Flønes Board member

KIRSTEN ÆGIDIUS	ERIK HAGEN

Kirsten Ægidius Board member	Erik Hagen Board member (employee representative)

ANN THERESE ELISABETH JACOBSEN	ANNE-MARIE FLÅTEN

Ann Therese Elisabeth Jacobsen Board member (representative)	Anne-Marie Flåten Board member (employee representative)

Appendices to Merger Plan

Appendix 1A	Current Articles of Association of the Merging Company.
Appendix 1B	Current Articles of Association of the Recipient Company.
Appendix 1C	Draft amended Articles of Association of the Combined Company.
Appendix 2	Description of assets, liabilities and shareholders’ equity and valuation of the Merging Company and the preliminary presentation of the balance sheet of the Recipient Company.
Appendix 3A	Financial statements of the Merging Company and the Recipient Company as of 31 December 2019 and the interim reports of both companies as of 30 June 2020.
Appendix 3B	Financial statements of the Merging Company and the Recipient Company as of 31 December 2018 and 2017.
Appendix 4	Auxiliary trade names

IMPORTANT INFORMATION

The distribution of this document may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This document is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this document has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

This document does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information to be contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger.

No part of this document, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this document has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this document or its contents or otherwise arising in connection with this document. Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved. The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice.

The securities referred to in this document have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The new shares in Altia have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States.

The new shares in Altia have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Appendix 1A

Current Articles of Association of the Merging Company

ARTICLES OF ASSOCIATION

for

Arcus ASA

(As last amended 29 November 2016)

§ 1

The business name of the company is Arcus ASA. The company is a public limited liability company.

§ 2

The registered office of the company is located in the municipality of Nittedal. General meetings can also be held in the municipality of Oslo.

§ 3

The company's purpose is to operate, import, export, production, storage and distribution of alcoholic beverages and other goods, and other business activities in connection therewith, including participation in other companies engaged in such activities.

§ 4

The company's share capital is NOK 1,360,465.10 divided on 68,023,255 shares, each with a nominal value of NOK 0.02. The shares shall be registered in the Norwegian Central Securities Depository (VPS).

§ 5

The board of directors of the company shall consist of at least three, but no more than eight shareholder-elected board members, as adopted by the general meeting. In addition, board members are elected by and among the employees in accordance with applicable company legislation.

§ 6

The authority to sign on behalf of the company is held by the chairman of the board alone or two board members jointly.

§ 7

The annual general meeting shall discuss and decide upon the following:

1) Approval of the annual accounts and annual report, including distribution of dividend.

2) Other matters that according to law or the articles of association are to be decided upon by the general meeting.

When documents concerning matters to be discussed at general meetings in the company have been made available to the shareholders on the company’s web pages, the board of directors may decide that the documents shall not be sent to the shareholders. If so, a shareholder may demand that documents concerning matters to be discussed at the general meeting be sent to him or her. The company cannot demand any form of compensation for sending the documents to the shareholders.

Shareholders may cast a written vote in advance in matters to be discussed at the general meetings of the company. Such votes may also be cast through electronic communication. The access to cast votes in advance is subject to the presence of a safe method of authenticating the sender. The board of directors decides whether such a method exists before each individual general meeting. The notice of general meeting must state whether votes in advance are permitted and which guidelines, if any, that have been issued for such voting.

The notice of general meeting may state that shareholders wanting to attend the general meeting must notify the company thereof within a certain period. This period cannot expire sooner than five days before the meeting.

§ 8

The company shall have a nomination committee consisting of three members. The members of the nomination committee shall be shareholders or representatives of shareholders. The members of the nomination committee, including its chairman, are elected by the general meeting. The members of the nomination committee’s period of service shall be two years unless the general meeting decides otherwise. The period of service commences from the time of being elected unless otherwise decided. It terminates at the end of the annual general meeting of the year in which the period of service expires. Even if the period of service has expired, the member must remain in his or her position until a new member has been elected. The members of the nomination committee’s fees shall be determined by the general meeting.

The nomination committee shall have the following responsibilities:

(I) To give the general meeting its recommendations regarding the election of board members to be elected by the shareholders

(II) To give the general meeting its recommendations regarding the board members’ fees

(III) To give the general meeting its recommendations regarding the election of members of the nomination committee

(IV) To give the general meeting its recommendations regarding the members of the nomination committee’s fees.

The general meeting may issue further guidelines for the nomination committee’s work.

Appendix 1B

Current Articles of Association of the Recipient Company

Altia Plc’s Articles of Association

1 Company name and registered office

The company’s name is Altia Oyj in Finnish, Altia Abp in Swedish, and Altia Plc in English.

The company’s registered office is situated in Helsinki, Finland.

2 Company’s line of business

The company’s line of business is to by itself or through the group companies engage in 1. the manufacture, import, and sale of alcoholic beverages and products with an alcohol base; 2. the manufacture, import, and sale of other drinks; 3. the manufacture, import, and sale of ethanol and products with an ethanol base; 4. the manufacture and sale of other biotechnical and cosmetic, toiletry and detergent products; 5. the manufacture and sale of agricultural food and feed component; 6. the manufacture and sale of products made of renewable resources; 7. the training related to these industries, as well as the sale of the technology and the planning and laboratory services. The Company may own and possess real estate and securities.

3 Shares

The shares of the Company belong to the book-entry securities system.

4 Company’s board of directors

The company’s Board of Directors shall comprise a minimum of three (3) and a maximum of eight (8) members. The Chairman, Vice Chairman, and other members of the Board of Directors are elected by the General Meeting, which also decides on their remuneration. The term of office of the members of the Board of Directors will expire at the end of the first Annual General Meeting following the election.

Should a Chairman or Vice Chairman of the Board of Directors resign or become otherwise unable to act as Chairman or Vice Chairman during their term of office, the Board of Directors shall have the right to elect a new Chairman or Vice Chairman from among its members for the remaining term of office.

The Board of Directors constitutes a quorum when more than half of the members of the Board of Directors are present at the meeting.

5 Chief executive officer (ceo)

The company has a CEO elected by the Board of Directors.

6 Company representation

The company is represented by the members of the Board of Directors and the CEO two together. The Board of Directors may authorise other designated persons to represent the company together with a board member or another person authorised to represent the company.

The Board of Directors may also grant rights of procuration.

7 Company’s financial year

The company’s financial year is the calendar year.

8 Company auditors

The company shall have one (1) auditor, which shall be an approved auditing firm. The auditor’s term shall cover the financial year. The term of office of the auditor shall end at the end of the first Annual General Meeting following the election.

9 Notice to the general meeting

General Meetings shall be convened by publishing a notice to the meeting on the company’s website not more than three (3) months and not less than three (3) weeks before the date of the General Meeting, however, at least nine (9) days before the record date of the General Meeting as provided by the Finnish Companies Act.

10 Right to attend the general meeting

A shareholder wishing to attend a General Meeting shall notify the company by the date mentioned in the notice to the meeting, which may not be more than ten (10) days before the meeting.

11 Annual general meeting

The Annual General Meeting must be held annually within six (6) months from the end of the financial year on the date specified by the Board of Directors.

The General Meeting shall present:

1. financial statements, which includes parent company’s profit and loss account, balance sheet, and notes, as well as the consolidated financial statements and the Board of Directors’ report;

2. the auditor's report;

shall decide on:

1. the adoption of the financial statements;

2. the use of the profit shown on the balance sheet;

3. the discharge from liability to the members of the Board of Directors and the CEO;

4. the adoption of the remuneration policy, when necessary;

5. the adoption of the remuneration report;

6. the number of the members of the Board of Directors, as well as the remuneration payable to the members of the Board of Directors and the auditor and;

shall elect:

1. a Chairman and Vice Chairman of the Board of Directors and other members of the Board of Directors;

2. an auditor;

shall deal with:

1. any matters notified by the shareholders in the manner provided for in Section 5 of Chapter 5 of the Finnish Limited Liability Companies Act; and

2. other matters listed in the meeting notice.

Appendix 1C

Draft amended Articles of Association of the Combined Company.

Anora Group Plc’s Articles of Association

1 Company name and registered office

The company’s name is Anora Group Oyj in Finnish, Anora Group Abp in Swedish, and Anora Group Plc in English.

The company’s registered office is situated in Helsinki, Finland.

2 Company’s line of business

The company’s line of business is to by itself or through the group companies or joint ventures engage in 1. the manufacture, import, export, storage, and sale of (a) non-alcoholic and alcoholic beverages and (b) starch, ethanol and ethanol-based products; 2. the manufacture and sale of other petrochemical and biotechnical components and products, agricultural food and feed components and products, and products made of renewable resources; 3. services and training related to these businesses; and 4. other business activities in connection therewith. The Company may own and possess real estate and securities.

3 Shares

The shares of the Company belong to the book-entry securities system.

4 Company’s Board of Directors

The company’s Board of Directors shall comprise a minimum of three (3) and a maximum of eight (8) members. The Chairman, Vice Chairman, and other members of the Board of Directors are elected by the General Meeting, which also decides on their remuneration. The term of office of the members of the Board of Directors will expire at the end of the first Annual General Meeting following the election. However, the term of office of the members of the Board of Directors conditionally elected at the Extraordinary General Meeting held in 2020 will expire at the end of the Annual General Meeting held in 2022.

Should a Chairman or Vice Chairman of the Board of Directors resign or become otherwise unable to act as Chairman or Vice Chairman during their term of office, the Board of Directors shall have the right to elect a new Chairman or Vice Chairman from among its members for the remaining term of office.

The Board of Directors constitutes a quorum when more than half of the members of the Board of Directors are present at the meeting.

5 Chief executive officer (CEO)

The company has a CEO elected by the Board of Directors.

6 Company representation

The company is represented by the members of the Board of Directors and the CEO two together. The Board of Directors may authorise other designated persons to represent the company together with a board member, the CEO, or another person authorised to represent the company.

The Board of Directors may also grant rights of procuration.

7 Company’s financial year

The company’s financial year is the calendar year.

8 Company auditors

The company shall have one (1) auditor, which shall be an approved auditing firm. The auditor’s term shall cover the financial year. The term of office of the auditor shall end at the end of the first Annual General Meeting following the election.

9 Notice to the general meeting

General Meetings shall be convened by publishing a notice to the meeting on the company’s website not more than three (3) months and not less than three (3) weeks before the date of the General Meeting, however, at least nine (9) days before the record date of the General Meeting as provided by the Finnish Companies Act.

10 Right to attend the general meeting

A shareholder wishing to attend a General Meeting shall notify the company by the date mentioned in the notice to the meeting, which may not be more than ten (10) days before the meeting.

11 Annual general meeting

The Annual General Meeting must be held annually within six (6) months from the end of the financial year on the date specified by the Board of Directors.

The Annual General Meeting shall present:

1. financial statements, which includes parent company’s profit and loss account, balance sheet, and notes, as well as the consolidated financial statements and the Board of Directors’ report;

2. the auditor's report;

shall decide on:

1. the adoption of the financial statements;

2. the use of the profit shown on the balance sheet;

3. the discharge from liability to the members of the Board of Directors and the CEO;

4. the adoption of the remuneration policy, when necessary;

5. the adoption of the remuneration report;

6. the number of the members of the Board of Directors, as well as the remuneration payable to the members of the Board of Directors and the auditor and;

shall elect:

1. a Chairman and Vice Chairman of the Board of Directors and other members of the Board of Directors;

2. an auditor;

shall deal with:

1. any matters notified by the shareholders in the manner provided for in Section 5 of Chapter 5 of the Finnish Limited Liability Companies Act;

2. and other matters listed in the meeting notice.

Notwithstanding the aforesaid in this Article 11, the Annual General Meeting to be held in 2021 shall decide on the number of the members of the Board of Directors and remuneration payable to the members of the Board of Directors and elect the Chairman and Vice Chairman of the Board of Directors and other members of the Board of Directors only if the term of office of the members of the Board of Directors conditionally elected at the Extraordinary General Meeting held in 2020 has not yet begun.

Appendix 2	Description of assets, liabilities and shareholders’ equity and valuation of the Merging Company and the preliminary presentation of the Merger balance sheet of the Recipient Company

The following Recipient Company’s Merger Balance sheet illustrates the combination of Altia’s balance sheet as at 30 June 2020 and Illustrative balance sheet of Arcus after the Reorganisation and application of the acquisition method as defined under Finnish Accounting Standards using book values for the recording of the Merger. The Merging Company’s balance sheet information has been aligned with Altia’s Accounting principles. The final effects of the Merger on the balance sheet of the Recipient Company will be determined according to the balance sheet position and the Finnish Accounting Standards in force as per the Effective Date.

In EUR million	Recipient Company before Merger1)	Merging Company after Reorganisation2)		Preliminary Merger adjustments3)	Note	Recipient Company's Merger Balance Sheet
ASSETS
Non-current assets
Intangible assets	16					16
Tangible assets	50					50
Investments total	206	52				258
TOTAL NON-CURRENT ASSETS	272	52				324

Current assets
Inventories total	46					46
Non-current receivables	14	0				14
Current receivables	33	12				45
Cash at hand and in banks	100	0				100
TOTAL CURRENT ASSETS	193	12				205
TOTAL ASSETS	465	64				529

EQUITY AND LIABILITIES
Equity
Share capital	60	31		-30	3a)	62
Share premium		19		-19	3a)	0
Invested unrestricted equity fund	1			51	3a)	52
Hedge reserve	-1					-1
Retained earnings and profit for the period	95	2		-24	3a),3b)	73
TOTAL EQUITY	156	52		-22		186

Appropriations
Depreciation difference	19					19
Provisions
Other provisions		0				0
Liabilities
Non-current liabilities	75	0				75
Current liabilities	215	12	2b)	22	3b)	248
TOTAL LIABILITIES	290	12		22		324
TOTAL EQUITY AND LIABILITIES	465	64		0		529

1)	The Recipient Company’s balance sheet before the Merger is derived from the Recipient Company’s unaudited balance sheet as at 30 June 2020 prepared in accordance with the Finnish Accounting Standards.

2)	The Merging Company’s balance sheet after the Reorganisation illustrates the impacts of the intended Reorganisation of the Merging Company as described in the Section 13 of the Merger Plan whereby substantially all of the assets, rights and liabilities of Arcus will be transferred to a new holding company, Arcus NewCo AS, and parallel tripartite merger of Arcus NewCo AS into Arcus Holding AS (a wholly owned subsidiary of Arcus). The Reorganisation will create an inter-company receivable which will be subsequently converted into shares in Arcus Holding AS and recognised in the form of contribution in kind to increase the share capital and share premium in the Merging Company's equity before the Effective Date (resulting in a share capital and share premium in the Merging Company as before the Reorganisation, but after the Bonus Issue). The Merging Company’s balance sheet after the Reorganisation has been converted in EUR using NOK exchange rate of 10.912 as at 30 June 2020.

a.	If the Reorganisation would not take place, the assets, rights and liabilities of the Merging Company transferring in the Merger would correspond to the assets, rights and liabilities presented under note 4)

below as at the Effective Date with the exception of the potential write down of the most of the remaining deferred tax asset in the balance sheet on the Effective Date.

b.	Current liabilities include liabilities relating to dividend payable amounting to EUR 10.3 million (NOK 112.9 million) in the Merging Company which have been paid on 10 July 2020.

3)	Preliminary Merger adjustments consist of the following:

a.	The equity of the Receiving Company shall be formed in the Merger by applying the acquisition method as defined under Finnish Accounting Standards so that the amount corresponding the book value of the net assets of the Merging Company shall be recorded into reserve for invested unrestricted equity of the Receiving Company with the exception of the increase EUR 1.0 million in share capital as described in Section 10.

b.	The Board of Directors of the Recipient Company proposes Pre-Combination Dividend of approximately EUR 22.0 million (as further set out in Section 13 of the Merger Plan) to the shareholders of Altia prior to the Effective Date. In the illustrative Recipient Company’s Merger Balance Sheet the equity and the current liabilities have been adjusted for the proposed dividend.

4)	The Merging Company’s balance sheet before Reorganisation and Merger presented below is derived from the unaudited balance sheet as at 30 June 2020 prepared accordance with the Norwegian Accounting Act (Norwegian GAAP) and converted in EUR using NOK exchange rate of 10.912 as at 30 June 2020 and have been aligned with Altia’s Accounting principles.

In EUR million	Merging Company prior Reorganisation
ASSETS
Total non-current assets	132
Total current assets	65
TOTAL ASSETS	197

EQUITY AND LIABILITIES
TOTAL EQUITY	52
Provisions	0
Non-current liabilities	0
Current liabilities	145
TOTAL LIABILITIES	145
TOTAL EQUITY AND LIABILITIES	197

The illustrative Receiving Company’s Merger Balance Sheet presented above does not take into account among others the group contributions, dividend payments, except for the dividend payment mentioned in note 3b) above, which may be paid prior to the Effective Date and transaction costs related to the Merger which all could have a significant impact on the Receiving Company’s Merger Balance Sheet and the Merging Company’s assets and liabilities prior to the Effective Date.

Appendix 3A

Financial statements of the Merging Company and the Recipient Company as of 31 December 2019 and the interim reports of both companies as of 30 June 2020

Appendix 3B

Financial statements of the Merging Company and the Recipient Company as of 31 December 2018 and 2017

Appendix 4

Auxiliary Trade Names

In connection with the execution of the Merger, the following auxiliary trade names are registered for the Recipient Company:

•	Altia, through which the Recipient Company will carry out the manufacture, marketing and sale of starch, ethanol-based products and alcoholic beverages.

•	Arcus, through which the Recipient Company will carry out sale and marketing of alcoholic beverages.